Exhibit 99.1

AITX to Present at the LD Micro Invitational XVI

Showcasing AI Driven Approach to Physical Security and Expanding Market Reach

Detroit, Michigan, May 4, 2026 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, today announced that it will be participating in the 16th Annual LD Micro Invitational at the Luxe Sunset Boulevard Hotel in Los Angeles, May 18th and 19th, 2026.

Steve Reinharz, CEO/CTO and founder of AITX is scheduled to present on Monday, May 18, 2026, at 3:00 PM PT.

Event: LD Micro Invitational XVI

Date: Monday, May 18, 2026

Time: 3:00 PM PT

WEBCAST LINK

“I’m looking forward to engaging with investors at LD Micro and sharing how our technology is being applied in real world environments today,” commented Reinharz. “Those new to AITX, this is an opportunity to understand how we’ve built a practical AI driven platform that is already delivering measurable results. Our focus remains on execution, growing recurring monthly revenue, and expanding our footprint across enterprise clients.”

Summary of LD Micro Invitational XVI

●	The 2026 LD Micro Invitational XVI will take place May 18th and 19th, 2026 at the Luxe Hotel Sunset Boulevard in Los Angeles.
●	Registration will begin at 5:30 PM PT on May 17th in conjunction with a welcome reception.
●	Presentations will take place from 9:00 AM PT - 5:00 PM PT on the 18th, followed by panels and keynote speakers.
●	Presentations will take place from 9:00 AM PT - 5:00 PM PT on the 19th, followed by the LD Micro Moneyball Afterparty.

This two-day event will feature micro and small-cap companies across all sectors, presenting in half-hour increments, and attending private meetings with investors.

About LD Micro

LD Micro, a wholly owned subsidiary of Freedom US Markets, was founded in 2006 with the sole purpose of being an independent resource in the micro-cap space. Through its dynamic, investor-driven conferences and curated company exposure, LD has served as an invaluable asset to all those interested in discovering the next generation of great companies. For more information on LD Micro, visit www.ldmicro.com.

To register for the event, please contact: registration@ldmicro.com.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and drive operational efficiency. Through its family of companies, including Robotic Assistance Devices, Inc. (RAD-I), Robotic Assistance Devices Mobile (RAD-M), Robotic Assistance Devices Group (RAD-G) and Robotic Assistance Devices Residential (RAD-R), AITX develops and delivers a broad range of AI-driven technologies and services designed to transform security, automation, and operational workflows across multiple industries.

Through its primary subsidiary, RAD-I, AITX is redefining the nearly $50 billion (US) security and guarding services industry1 with its AI-driven Solutions-as-a-Service model. RAD solutions are specifically designed to deliver cost savings of between 35% and 80% compared to traditional manned security and monitoring, utilizing a suite of stationary and mobile autonomous systems that complement, and in many cases replace, human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

All of RAD’s solutions are designed to integrate with leading industry platforms and workflows, including ongoing collaboration with Immix®, the trusted provider of central station and remote monitoring software, supporting broader adoption of AI-driven security across professional monitoring environments.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing its credibility with enterprise and government clients that require rigorous data protection and compliance standards.

AITX is led by Steve Reinharz, CEO/CTO and founder the Company and all RAD subsidiaries, who brings decades of experience in the security services industry. The broader AITX leadership and its subsidiaries draw on deep expertise across security, law enforcement, and robotics innovation, supporting the Company’s ability to deliver proven, practical, and scalable solutions.

AITX and its subsidiaries maintain a robust sales pipeline that includes over 35 Fortune 500 companies, with expanding opportunities across its subsidiaries. The Company’s strategic goal is to convert its current pipeline opportunities into deployed clients to produce recurring revenue streams. The Company’s solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

The Company’s solutions are deployed across a wide range of industries including enterprises, government, transportation, critical infrastructure, education, and healthcare.

To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

For purposes of the Company’s disclosures, “Artificial Intelligence” refers to machine-based systems designed to operate with varying levels of autonomy that, for a given set of human defined objectives, can make predictions, recommendations, or decisions influencing real or virtual environments. In the context of the Company’s business, Artificial Intelligence is deployed primarily within the security services and property management industries to support functions such as detection, analysis, prioritization, communication, and response related to safety, security, and operational events.

The Company delivers these capabilities principally through its SARA™ (Speaking Autonomous Responsive Agent) platform, which serves as the Company’s primary agentic artificial intelligence system. SARA is designed to receive and process video, audio, and other sensor data, apply automated analysis and inference, and support actions in accordance with predefined operational objectives and human oversight.

Further note that the Company’s Board of Directors oversees the Company’s deployment of Artificial Intelligence.

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Doug Clemons

248-270-8273

doug.c@radsecurity.com